Exhibit 5.1

March 11, 2025

Matthews International Corporation

Two NorthShore Center

Pittsburgh, Pennsylvania 15212-5851

Matthews International Corporation

Issuance of up to 1,250,000 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Matthews International Corporation, a Pennsylvania corporation (the “Company”), in connection with offering and sale by the Company of up to 1,250,000 shares of its Class A Common Stock, $1.00 par value per share (the “Shares”) pursuant to the terms of (i) the Equity Distribution Agreement, dated as of March 11, 2025 (the “Equity Distribution Agreement”), among the Company and Truist Securities, Inc., in its capacity as sales agent (the “Sales Agent”), and (ii) any Terms Agreement, in the form attached as Exhibit A to the Equity Distribution Agreement (each, a “Terms Agreement”), to be entered into between the Company and the Sales Agent. The Shares have been registered on a Registration Statement on Form S-3 (File Number 333-285712) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 11, 2025.

The Shares will be offered and sold as set forth in the Registration Statement, the base prospectus contained there, dated March 11, 2025 (the “Base Prospectus”), and the prospectus supplement, dated March 11, 2025, filed with the SEC on March 11, 2025 under Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).

For purposes of this opinion letter, “Applicable Law” means the federal law of the United States and the internal laws of the Commonwealth of Pennsylvania.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement, including the exhibits being filed therewith and incorporated by reference therein from previous filings made by the Company with the SEC; and

(b)	the prospectus contained in the Registration Statement (the “Prospectus”).

In addition we have examined and relied upon the following:

(i)

a certificate from the Corporate Secretary of the Company certifying as to (A) true and correct copies of the Restated Articles of Incorporation and Amended and Restated By-laws of the Company (the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company authorizing (1) the filing of the Registration Statement by the Company, (2) the issuance of the Shares by the Company, subject to (x) in the case of each issuance of Shares by the Company, a specific further authorization for the issuance, execution, delivery and performance by proper action of the Company’s Board of Directors (the “Authorizing Resolutions”) with respect to such Shares, (3) the Authorizing Resolutions with respect to the Shares offered under the Equity Distribution Agreement, and (y) the other qualifications set forth therein, and (C) such other matters as we deemed necessary for the purposes of this opinion letter;

(ii)	the Equity Distribution Agreement;

(iii)	the form of Terms Agreement;

(iv)

a certificate dated March 10, 2025 issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, attesting to the corporate status of the Company in the Commonwealth of Pennsylvania (the “Corporate Status Certificate”); and

(v)	originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c) Registration. The effectiveness of the Registration Statement under the Securities Act shall not have been terminated or rescinded.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Pennsylvania and is subsisting under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Shares.

3. Common Stock. With respect to any Shares to be issued by the Company, the Shares have been duly authorized and, when issued and delivered upon payment therefor in accordance with the terms of the Equity Distribution Agreement and, if applicable, any Terms Agreement, the Shares will be validly issued, fully paid and nonassessable.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement.

Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

COZEN O’CONNOR

/s/ Cozen O’Connor